Exhibit 99.1

NEWS RELEASE
Grueninger Media Inquiries Contact:
Patricia Pickett
Coles Public Relations
317.714.6026
317.501.8275
ATA Holdings Corp. Media Inquiries Contact: Michelle Foley
Or Denny Poynter
(317) 282-2659

ATA Holdings Corp. and Grueninger Sign Asset Purchase Agreement for the Sale of Ambassadair Travel Club

INDIANAPOLIS, Nov. 17, 2005 - ATA Holdings Corp. (the “Company”) (ATAHQ) today received final approval in U.S. Bankruptcy Court for the sale of Ambassadair Travel Club’s (“Ambassadair”) assets to Indianapolis-based Grueninger Cruises and Tours, Inc. (“Grueninger Tours”).

As a part of its restructuring, ATA Holdings Corp. has been exiting its non-core businesses to focus on its scheduled and charter passenger operations. For this reason, Ambassadair announced in May of 2005 that it was seeking a buyer. Since that time, Ambassadair has been engaged in negotiations to complete this process. Under the terms of the Asset Purchase Agreement, Grueninger Tours will acquire Ambassadair’s assets and intends to offer benefits and travel opportunities to current and former members of Ambassadair. Grueninger Tours will also assume management responsibilities for scheduled trips between now and March 31, 2006. Within the next two weeks, both Grueninger Tours and Ambassadair plan to communicate directly with Ambassadair Travel Club members regarding the acquisition.

“We are very pleased with this agreement,” said Grueninger Tours President Michael Grueninger. “We look forward to serving Ambassadair members in the future and hope they will allow us to earn their respect as a global provider of group tour and travel experiences.”

Headquartered in Indianapolis, Grueninger Cruises and Tours is a family-owned business providing group travel for clients throughout the United States. With more than 50 years of travel industry experience, Grueninger Tours remains committed to one simple idea: sharing the world with its customers by providing the ultimate travel experience.
###